SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549

                           Form 8-K

                        CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

   Date of Report (Date of earliest event report):  October 26, 2000



                   DEVON ENERGY CORPORATION
    (Exact Name of Registrant as Specified in its Charter)


  DELAWARE                           000-30176               73-1567067
(State or Other Jurisdiction       (Commission File         (IRS Employer
of Incorporation or Organization)      Number)          Identification Number)



20 NORTH BROADWAY, SUITE 1500  OKLAHOMA CITY, OK          73102
     (Address of Principal Executive Offices)           (Zip Code)


Registrant's telephone number, including area code:   (405) 235-3611

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Item 5.   Other Events

     Devon Energy Corporation ("Devon") and Santa Fe Snyder Corporation ("Santa Fe Snyder") consummated their merger on August 29, 2000. The merger was accounted for under the pooling-of-interests method of accounting for business combinations. Combinations accounted for as poolings must conform with the overriding thrust of the pooling concept that requires a sharing of risks and rights among the stockholders of the combining companies. The Securities and Exchange Commission's (the "SEC") rules and regulations prohibit affiliates of companies involved in a pooling to sell or in any other way reduce their risk relative to any common shares received in the business combination until the "risk period" has expired. Under the SEC's rules and regulations, the risk period expires once financial results covering at least thirty days of post-merger combined operations have been published.

     In order to terminate the risk period of the Devon-Santa
Fe Snyder merger, Devon is providing the following unaudited operating results for the month ended September 30, 2000.

     Total revenues (in millions)       $ 246.3
     Net earnings (in millions)         $  72.9
     Net earnings applicable to common
          shareholders (in millions)    $  72.1
     Net earnings per average common
          share outstanding:
               Basic                    $   0.56
               Diluted                  $   0.54

     The results shown above do not include approximately $57.2 million ($35.3 million after-tax) of expenses related to the Santa Fe Snyder merger that were expensed upon consummation of the merger in the month of August 2000.

                          SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                              DEVON ENERGY CORPORATION

                              By:  DANNY J. HEATLY
                                   Danny J. Heatly
                                   Vice President - Accounting

Date:     October 26, 2000